PROSPECTUS Filed Pursuant to Rule 424(b)(3)

Registration No. 333-291052

530,381 SHARES OF CLASS A COMMON STOCK

This prospectus relates to the resale by the selling stockholders named in this prospectus (each a “Selling Stockholder” and, collectively, the “Selling Stockholders”), from time to time of (i) up to an aggregate of 83,102 shares of the Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) of flyExclusive, Inc., a Delaware corporation (“flyExclusive,” the “Company,” “PubCo,” “we” or “us”) issued pursuant to a private placement in October 2025 at a price per share of $3.61, (ii) up to an aggregate of 432,099 shares of Class A Common Stock issued pursuant to a private placement in October 2025 at a per share price of $4.86, and (iii) up to an aggregate of 15,180 shares of Class A Common Stock issued pursuant to a private placement in October 2025 at a per share price of $4.94.

We will not receive any proceeds from the resale by the Selling Stockholders of the shares of Class A Common Stock offered hereby. The Selling Stockholders may sell the shares of Class A Common Stock described in this prospectus through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section of this prospectus entitled “Plan of Distribution.”

We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Class A Common Stock.

Our shares of Class A Common Stock are listed on The NYSE American LLC (“NYSE American”) under the symbol “FLYX.” On December 19, 2025, the closing sale price per share of our Class A Common Stock was $3.13.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 19, 2025

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ABOUT THIS PROSPECTUS

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. Copies of some of the documents referred to herein have been filed or are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

You should carefully read this prospectus, any applicable prospectus supplement, the information and documents incorporated herein and therein by reference and the additional information under the heading “Where You Can Find Additional Information” and “Incorporation of Documents by Reference” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any prospectus supplement. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein or therein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus and any prospectus supplement or any sale of a security.

To the extent there are inconsistencies between this prospectus, any prospectus supplement and any documents incorporated by reference, the document with the most recent date will control.

Unless the context indicates otherwise, references in this prospectus to “flyExclusive”, “Company”, “we”, “us” and “our” refer to flyExclusive, Inc. and its direct and indirect subsidiaries.

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus or any prospectus supplement may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” When contained in this prospectus, the words "believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. These forward-looking statements are based on information available as of the date and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should understand that the following important factors, in addition to those discussed in our periodic reports incorporated by reference in this prospectus could affect our stock price or future results and could cause those results to differ materially from those expressed in such forward-looking statements:

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the closing of the proposed merger between a merger subsidiary established by flyExclusive and a subsidiary of Jet.AI, Inc. (the “Proposed Merger”), including the timing, the satisfaction of the closing conditions, including the Jet.AI net cash condition, and the relative ownership levels in flyExclusive as of the closing date, which will depend on Jet.AI's net cash as of the closing date;
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the ability to implement business plans, forecasts, and other expectations and identify and realize additional opportunities;
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our results of operations and financial condition;
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the ability to recognize the anticipated benefits of the Proposed Merger;
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risks associated with the overall economy, including future increases in interest rates, the impact of the shutdown of the federal government and the potential for recession;
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risks that the Proposed Merger disrupts our current plans and operations and potential difficulties in employee retention as a result of the Proposed Merger;
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costs related to being a public company;
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limited liquidity and trading of our securities;
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the outcome of any legal proceedings, including any legal proceedings
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the ability to maintain the listing of our securities on the NYSE American LLC (“NYSE American”) or any other national securities exchange;
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that the price of our securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industry in which we operate, variations in operating performance across competitors, changes in laws and regulations affecting our business and any changes in our capital structure;
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the risks associated with our indebtedness and its potential impact on our business and financial condition;
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the risk of downturns in the aviation industry, including due to increases in fuel costs in light of the war in Ukraine, the Israel and Hamas conflict in Gaza and other global political and economic issues; and
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a changing regulatory landscape in the highly competitive aviation industry.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward- looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

PROSPECTUS SUMMARY

The Company

Overview of the Business

flyExclusive is a premier owner/operator of jet aircraft to provide private jet passengers experiences dedicated to surpassing expectations for quality, convenience, and safety. flyExclusive’s mission is to be the world’s most vertically integrated private aviation company, offering a full range of industry services.

Since 2015, flyExclusive has grown from two LGM/partner owned jets to over 100 owned and leased aircraft, 4 of which are pursuant to the Volato Agreement (as defined below), and is currently the fifth largest private jet operator in the United States (based on 2024 flight hours). We operate a selected fleet of Cessna Citation, Gulfstream, HondaJet, and Challenger aircraft to service customers flying domestically and internationally. As one of the nation’s largest Citation operators, flyExclusive has curated a versatile fleet of Citation CJ3 / CJ3+, Citation Excel / XLS / XLS+, Citation Encore+, Citation Sovereign, Citation X, and Challenger 350 aircraft. The introduction of Gulfstream aircraft into flyExclusive’s fleet in 2020 opened up the opportunity for flyExclusive to expand its footprint internationally. flyExclusive’s purposeful focus on the acquisition of a limited number of manufacturers’ aircraft enables flyExclusive to operate and maintain fewer types of aircraft than most competitors. Our maintenance crews are more efficient given the recurrent nature of their work, which in turn improves dispatch availability of our fleet.

Operations are centered at flyExclusive’s corporate headquarters in Kinston, North Carolina. Located within the North Carolina Global TransPark (NCGTP), flyExclusive leases 145,000 square feet of office and hangar space from the NCGTP’s 2,500-acre multimodal industrial park, which boasts an 11,500-foot runway. Kinston is within two hours of approximately 70% of flyExclusive flights. So, our location is ideal for organizational synergy and for cost-effective, strategic growth.

In the second half of 2020, flyExclusive launched its jet club, which earned the Robb Report’s “Best of the Best” in 2022. With its efficient pricing model and bespoke, customer-centered approach, the jet club has experienced significant growth, offering multi-tiered membership options.

Consistent with flyExclusive's vertical integration mission in the private aviation industry, flyExclusive officially launched its Maintenance, Repair, and Overhaul (“MRO”) operation in the third quarter of 2021, offering interior and exterior refurbishment services to third parties in addition to maintaining its own fleet. flyExclusive began installing avionics in its mid-size fleet in second quarter of 2022. This significantly reduced aircraft-on-ground due to avionics-related issues, which was the primary reason for grounded aircraft. flyExclusive plans to install avionics in its entire fleet on an as-needed basis.

Management’s vision for a capital-efficient, asset-light channel to complete customer offerings became a reality in the second quarter of 2022 with the introduction of flyExclusive’s fractional ownership program. Fractional members purchase or place a deposit towards a fractional share and have immediate access to flyExclusive’s light, mid, and super-mid fleets through separate operating deposits. Under the fractional program flyExclusive realizes a profit on the sale, amortized over the life of the contract, while maintaining control of the aircraft and providing a superior customer experience with no monthly management fees, no blackout dates, and minimal peak days.

With the introduction of the fractional program in the second quarter of 2022, flyExclusive ordered five CJ3+ aircraft from Textron Aviation with options to purchase up to 25 additional CJ3+. Following that, in the fourth quarter of 2022, flyExclusive entered into an aircraft purchase agreement to purchase up to 14 additional aircraft, expanding flyExclusive’s order into the mid and super-mid aircraft categories, anticipating delivery from 2024 to 2027. All of these aircraft are expected to be operated under flyExclusive’s fractional ownership program. Also, in the third quarter of 2022, flyExclusive opened a new 48,000 square foot hangar, dedicated to its growing MRO division, that substantially expanded its avionics, maintenance, paint, and interior work.

On September 2, 2024, the Company entered into an Aircraft Management Services Agreement (the “Volato Agreement”) with Volato Group, Inc. (“Volato”), the largest HondaJet operator in the United States. Pursuant to the Volato Agreement, Volato engaged the Company as an independent contractor to provide certain aircraft management services and agreed that the Company will be the exclusive provider of such services to Volato. Under the terms of the Volato agreement, the Company will manage flight operations, sales, and expenses of Volato’s fleet.

On October 1, 2025, the Company and Volato entered into a Fourth Amendment to Aircraft Management Services Agreement (the “Amendment”). Pursuant to the Amendment, Volato granted the Company the right to purchase from Volato certain aviation-related assets and assume certain obligations of Volato related to aviation-related assets (the “flyExclusive Option”), and the Company granted Volato the right to sell to the Company certain aviation-related assets and assign certain obligations of Volato (the “Volato Option,” and collectively with the flyExclusive Option, the “Asset Options”). The Volato Option is exercisable by Volato beginning on the effective date of the Amendment and ends on the earlier of (i) the end of the Term (defined below), (ii) the day immediately prior to the beginning of the exercise period of the flyExclusive Option, and (iii) the completion of the Merger Option. The flyExclusive Option is exercisable by the Company beginning six months following the completion of any change of control of Volato and will expire simultaneously with the end of the Term (as defined below). The Volato Merger (as defined below), if consummated, would constitute a change of control under the Amendment, triggering the beginning of the exercise date of the flyExclusive Option as March 31, 2026. In addition, the term of the Volato Agreement (the “Term”) was extended to the sooner of (i) September 1, 2026, (ii) the consummation of the asset purchase agreement subject to an exercise of either of the Asset Options or (iii) the consummation of the merger (or any substantially similar transaction) of Volato and M2i Global, Inc. (the “Volato Merger”) pursuant to an Agreement and Plan of Merger among them, dated as of July 28, 2025, subject to the exercise of the Merger Option.

flyExclusive’s Values:

The culture at flyExclusive is based on a commitment to safety that permeates flyExclusive's values:

1.
Safety First – flyExclusive is committed to delivering safety beyond the industry standard, with conscientious crew training, meticulous jet maintenance, and third-party safety consultant verification, operating an Aviation Research Group United States (“ARGUS”) Platinum Rated fleet and exceeding all FAA standards.
2.
Minutes Matter – flyExclusive demands safety, efficiency, cost control, and accuracy throughout all operations, with a dedicated focus on making employee minutes matter to make moments matter for customers.
3.
Team of Humble Professionals – Professionals at flyExclusive use decades of flying experience, private aviation industry knowledge, and fleet logistics expertise to deliver premium experiences for customers. flyExclusive teams strive to collaborate and communicate effectively and efficiently; our success is attributable to all department levels from support to management.
4.
Winning Attitude – Within the private aviation competitive space, flyExclusive continuously pursues excellence through hard work, hustle, and a commitment to achieve with an “all-in,” winning attitude.
5.
Part of a Larger Cause – flyExclusive dedicates time, talents, and resources to provide relief to a variety of local, regional, and national organizations. flyExclusive professionals deliver premium experiences not only to customers, but also to neighbors and communities in need.

Strategy

flyExclusive’s vertical integration mission is to strategically grow into a full-service private aviation company with essentially all its operations based in Kinston, North Carolina. Key initiatives include the following:

1.
Program Growth – flyExclusive maintains an industry-leading private aviation platform with 98%+ of customers’ flights fulfilled by the flyExclusive fleet. Affiliate lift is an expensive solution to aircraft availability in the private jet charter industry. Most operators are unable to fulfill their demand using their fleets alone, so they must outsource flights to a third party, which can be costly. flyExclusive has had very little affiliate lift (less than 2%) since we maximize efficiency around scheduling – requiring 4 or 5 days of advance trip notice instead of hours as do many of our competitors. Our customers can still schedule with only a few hours’ notice, but they pay a premium to do so.
2.
Aircraft Control – With the introduction of fractional ownership and continued development of the jet club and its unique, industry-leading pricing model, flyExclusive can meet a variety of customer needs using capital-efficient programs.
3.
Dispatch Availability – In 2021, flyExclusive opened an MRO facility to paint, refurbish, and maintain aircraft. The MRO initiative addresses consistent maintenance shortages industry-wide caused by high demand, and flyExclusive has modeled a transition from approximately 20% in-house maintenance to a targeted 80% in-house maintenance. Currently, flyExclusive’s MRO facility handles approximately 50% of aircraft maintenance in-house, including 10% dedicated to refurbishments focused on Wi-Fi and Avionics upgrades. Efforts are ongoing to increase in-house capacity to the target of 80%. This continued push to expand in-house capabilities aims to further improve reliability, and efficiency, and substantially reduces costs while providing new revenue streams from third parties for future growth.
4.
Modernized Fleet – With an on-site paint facility and refurbishment center, flyExclusive works to ensure a modernized, uniform exterior and interior of its aircraft, providing customers a better overall experience on a consistently branded and upgraded aircraft. flyExclusive controls the entire customer experience with our consistent brand of jets, exteriors, interiors, and pilots.
5.
In-House Pilot Training – On-campus pilot training and new simulator facilities are meant to ensure the timing and availability of both new pilot hires and recurring training. While our competitors are subject to third-party availability for training classes, we will be in control of our training program and expect it to produce consistent, reliable results, aimed to remove what we believe is the greatest bottleneck to growth within the aviation industry, resulting in faster on-boarding of pilots by reducing training wait times and lowering costs.

flyExclusive’s charter business has evolved from primarily ad hoc non-contractual wholesale business prior to 2020 to a focus on serving retail customers. flyExclusive’s wholesale and retail ad hoc customers are non-contractual and have decreased as a percentage of total charter revenue with the increase of flyExclusive’s jet club, Fractional, and Partner contracts. The evolution of flyExclusive’s charter business from non-contractual wholesale operations to servicing contractual retail customers provides flyExclusive with significant customer and revenue visibility.

Most flight revenue is pre-paid and is recognized upon completion of the flight. Contractual programs outline pricing premiums for peak and high demand days, and for reservation notices within the agreed to number of days.

flyExclusive’s required flight notice periods for contractual members and partners are purposefully designed to be longer in length than industry standards. The increased notice period allows flyExclusive to dispatch its aircraft more efficiently. Flights are scheduled logistically according to geographical location to minimize repositioning of aircraft and maximize revenue-producing legs. flyExclusive leverages this multi-day lead time to optimize scheduling, reduce the need to use third-party affiliate aircraft, and maintain a lean customer-to-aircraft ratio. We fly 98%+ of our customers on the flyExclusive fleet, establishing what we believe is the industry-leading customer experience.

Competitive Advantages and Strengths

We believe flyExclusive has an optimal business model that differentiates flyExclusive from its competitors. The following points outline management’s view on flyExclusive’s key competitive advantages and strengths:

1.
Asset Growth – flyExclusive focuses on aircraft acquisition versus operator acquisition. With the launching of the fractional program in 2022 and signing the Textron aircraft acquisition agreement, as well as the expansion of the Challenger 350 fleet that began in 2023, flyExclusive plans to expand its fleet with brand new aircraft that are fully leased and purchased at the end of the lease. The repurchase opens a second opportunity to sell the aircraft to owners/partners. flyExclusive also plans to continue acquiring used aircraft that can be fully renovated with our value-add process, and then sold to owners/partners at market rates. These dual channels will maximize our consistent, organic growth.
2.
Customer Fulfillment – 98%+ of our customers fly on flyExclusive’s fleet, avoiding the need for us to rely on third-party operators to fulfill demand. flyExclusive maintains a sharp focus on managing a lean customer-to-aircraft ratio, which contributes to operational efficiencies and what we believe is an industry-leading customer experience.
3.
Operational Profitability – flyExclusive invests heavily in aircraft, infrastructure, technology, and people to deliver a premium experience for customers, while executing with efficient operations to drive consistent operational profitability.
4.
Aircraft Control – With a mix of owned and leased aircraft in its fleet, flyExclusive structures partnerships to maintain operational control of its aircraft. We operate our “floating fleet” to minimize non-revenue producing flights. flyExclusive’s dispatch availability metric is not dependent on other operators’ fleets to fulfill customer flight demand.
5.
Customer Experience – When a customer flies with flyExclusive, they can depend on its jets, pilots, interiors, and exteriors to ensure a leading customer experience. Our proprietary customer and pilot apps are designed to ensure the customers’ experience is as convenient and flawless as possible.
6.
Customer/Jet Ratio – flyExclusive maintains the lowest customer-to-aircraft ratio among its direct competitors. This number is key to the success of the business as flyExclusive’s leadership is able to use and forecast membership growth to plan aircraft acquisition with foresight into capacity. This stands in clear opposition to our competitors who are regularly challenged to fulfill over-committed demand with flights on third-party aircraft.
7.
Maintenance / Refurbishment – With the launch of its MRO operations, flyExclusive is able to transition to a higher percentage of in-house maintenance as opposed to relying on third parties for more costly work and extended wait times. Our MRO operations also provide a revenue stream from third-party fleet operators. Our in-house refurbishment capabilities offer a value-add opportunity for used aircraft purchased, added to the fleet and then sold to our partner/owners.
8.
Jet Branding – flyExclusive’s aggressive branding campaign to refurbish its entire fleet shows a commitment to providing a reliable and enhanced experience for customers who show appreciation with positive feedback, continued business, and referrals.
9.
Location – Headquartered in Kinston, North Carolina, the cost of flyExclusive’s geographical footprint, labor, and overall operations are lower than competitors who maintain fragmented locations in higher-cost areas. flyExclusive’s position on the vast acreage at the NCGTP allows not only for cost efficiency, but also for organizational synergy and the opportunity for additional strategic infrastructure projects to continue flyExclusive’s vertical integration mission within the private aviation industry.
10.
Spend – flyExclusive spends money on its fleet, customers, and IT initiatives dedicated to improving the private jet experience. Sales are largely generated based on referrals, and flyExclusive’s marketing budget is lean and not spent on brand or “sizzle” in comparison to other competitors in the industry.
11.
Lead Time – four-to-five-day lead times are contractual among flyExclusive’s partners, jet club, and fractional members. flyExclusive leverages this opportunity to position its fleet according to geographical location, maintenance, and crew availability to meet demand and optimize dispatch availability. Wholesale and ad hoc retail bookings are scheduled based on the same qualifications, but with advance notice that flyExclusive uses to backfill demand at higher rates as opposed to competitors who may be challenged to fulfill trips within hours of notice.
12.
Pilot Training – Private aviation consistently views pilot hiring as one of the biggest bottlenecks to the industry, whereas flyExclusive management maintains that outsourcing pilot training is the largest hurdle. When pilots are hired, they onboard and often wait for weeks before they are able to train and fly. In 2023 flyExclusive determined to bring the majority of its training in-house with a new facility and simulators. The Company expects to break ground on the new facility in 2025. This strategic initiative is expected to result in cost savings and efficient scheduling with minimal delay, contributing to more uptime for our aircraft and increased dispatch availability.

We were formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. As such, we were a blank check company. On December 27, 2023, we merged with LGM Enterprises, LLC, a North Carolina limited liability company (“LGM”). LGM was formed on October 3, 2011. LGM became fully operational in April of 2015 upon the expiration of the non-compete agreement between our Chief Executive Officer, James Segrave, Jr. and Delta Airlines. flyExclusive is a premier owner/operator of jet aircraft to provide private jet passengers experiences dedicated to surpassing expectations for quality, convenience, and safety. Our subsidiary, Exclusive Jets, LLC, was formed as a limited liability company in North Carolina on June 4, 2013.

Our address is 2860 Jetport Road, Kinston, North Carolina 28504 and our telephone is (252) 208-7715.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing our securities, you should consider carefully the risks and uncertainties described below and in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with SEC on March 24, 2025, and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2025, as filed with the SEC on May 13, 2025, both of which are incorporated in this prospectus by reference in their entirety, as well as in subsequently filed SEC reports and any prospectus supplement, together with all of the other information included in this prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment. Please also refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The issuance of shares of our Class A Common Stock upon the closing of the Proposed Merger of FlyX Merger Sub, Inc. and Jet.AI Merger Sub will dilute your ownership.

The issuance of shares of our Class A Common Stock upon the closing of the Proposed Merger will cause dilution to the ownership of our then existing holders of Class A Common Stock. The number of shares to be issued to Jet.AI stockholders at closing will be based on the closing exchange ratio set out in the merger agreement which will be based on, in part, SpinCo’s net cash at closing and the volume weighted average closing sale price of flyExclusive’s Class A Common Stock for the 30 trading days ending three days prior to the closing date, subject to certain adjustments. Assuming that SpinCo’s net cash at closing is $12,000,000 and that the volume weighted average closing sale price of flyExclusive’s Class A Common Stock for the 30 trading days ending 3 days prior to the closing date is $3.13 per share, which was the closing sale price on December 19, 2025, we would expect to issue an aggregate of 4,408,946 shares of our Class A Common Stock. The actual amount of shares issued will depend on the Class A Common Stock price and SpinCo’s net cash, which could result in fewer or more shares being issued.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our Class A Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares of our Class A Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Substantial future sales of our Class A Common Stock by existing stockholders could cause the market price of our Class A Common Stock to decline.

In addition to the 530,381 shares of Class A Common Stock registered under the registration statement of which this prospectus is a part, we have registered an aggregate of 96,543,976 shares of our Class A Common Stock for resale by existing stockholders that represent approximately 90% of our total shares of Class A Common Stock outstanding on a fully diluted basis as of November 30, 2025 (without including shares of our Class A Common Stock offered for sale by this prospectus), including shares owned by Thomas James Segrave Jr., our CEO and Chairman, and EG Sponsor LLC. When the shares of our Class A Common Stock that are offered by this prospectus are included with the above-referenced 96,543,976 shares already registered, all shares of our Class A Common Stock that could be sold by existing stockholders, including shares owned by Mr. Segrave and EG Sponsor LLC, those shares of Class A Common Stock represent approximately 91% of our total shares of Class A Common Stock outstanding on a fully diluted basis as of November 30, 2025. There are no lock-up restrictions on the shares of Class A Common Stock offered by this prospectus.

After the registration statement for the resale of the shares offered hereby is effective and until such time that it or any other registration statement for the resale of our Class A Common Stock is no longer effective, the resale of those securities will be permitted pursuant to the respective registration statements. The resale, or expected or potential resale, of a substantial number of our shares of Class A Common Stock in the public market could adversely affect the market price for our Class A Common Stock and make it more difficult for you to sell your shares of Class A Common Stock at such times and at such prices that you deem desirable. Furthermore, we expect that because of the large number of securities registered pursuant to these registration statements, those existing selling stockholders will continue to offer the securities covered by the applicable registration statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to any effective registration statement may continue for an extended period of time. In addition, the market reaction to such sales of our Class A Common Stock could also negatively affect the price of our publicly traded warrants.

USE OF PROCEEDS

All of the shares of Class A Common Stock that are being offered for resale by the Selling Stockholders will be sold for their respective accounts. As a result, all proceeds from such sales will go to the Selling Stockholders and we will not receive any proceeds from the resale of those shares of Class A Common Stock by the Selling Stockholders.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Stockholders in disposing of their shares of Class A Common Stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE American listing fees and fees and expenses of our counsel and our independent registered public accountants.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of our Class A Common Stock as of the date of this prospectus. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our Second Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and our Bylaws, as may be amended (the “Bylaws”), and to the provisions of applicable Delaware law.

Authorized and Outstanding Capital Stock

Our Charter authorizes the issuance of 325,000,000 shares, of which 200,000,000 shares are shares of Class A Common Stock, par value $0.0001 per share, 100,000,000 shares are shares of Class B Common Stock, par value $0.0001 per share, and 25,000,000 shares are shares of preferred stock, par value $0.0001 per share. We have authorized the issuance of 25,000 shares of Series A Preferred Stock and 29,737 shares of Series B Preferred Stock.

The number of authorized shares of Class A Common Stock will automatically increase by the number of shares of Class A Common Stock issuable upon (x) the exchange of all outstanding common units (“LGM Common Units”) of LGM Enterprises, LLC, a North Carolina limited liability company (“LGM”), for Class A Common Stock, as a result of redemptions pursuant to the applicable provisions of Article 11 of the Amended and Restated Operating Agreement of LGM (including for this purpose any Class A Common Stock issuable upon the exercise of any options, warrants or similar rights to acquire Class A Common Stock) and (y) in connection with the exercise of all outstanding options, warrants, exchange rights (other than redemptions pursuant to clause (x)), conversion rights or similar rights for Class A Common Stock. The number of authorized shares of Class B Common Stock will automatically increase by the number of shares of Class B Common Stock issuable upon the exercise of all outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock.

As of November 30, 2025, there were 20,757,668 shares of Class A Common Stock, publicly traded warrants to purchase 2,519,869 shares of Class A Common Stock, private placement warrants to purchase 4,333,333 shares of Class A Common Stock and 59,930,000 shares of Class B Common Stock issued and outstanding, and 59,930,000 LGM Common Units issued and outstanding (excluding LGM Common Units held by our Company), 25,000 shares of Series A Preferred Stock outstanding and 29,737 shares of Series B Preferred Stock outstanding.

Common Stock

Voting

Pursuant to our Charter, holders of Class A Common Stock and Class B Common Stock will vote together as a single class on all matters submitted to the stockholders for their vote or approval, except as required by applicable law. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

Notwithstanding such voting rights, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to our Charter (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to our Charter (including any certificate of designation filed with respect to any series of preferred stock).

Dividends

The holders of Class A Common Stock are entitled to receive dividends, as and if declared by our Board out of legally available funds. With respect to stock dividends, holders of Class A Common Stock must receive Class A Common Stock.

The holders of Class B Common Stock will not have any right to receive dividends other than stock dividends (as described in (A) below) consisting of shares of Class B Common Stock, in each case paid proportionally with respect to each outstanding share of Class B Common Stock.

In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization (each, a “Stock Adjustment”) be declared or made on any class of Common Stock unless a corresponding Stock Adjustment for all other classes of Common Stock at the time outstanding is made in the same proportion and the same manner (unless the holders of shares representing a majority of the voting power of any such other class of Common Stock (voting separately as a single class) waive such requirement in advance and in writing, in which event no such Stock Adjustment need be made for such other class of Common Stock). Notwithstanding such prohibition, we may (A) declare a stock dividend on the Class A Common Stock only in the event that such stock dividend is made in connection with the issuance of LGM Common Units by LGM to us in exchange for additional capital contributions made by us to LGM, and (B) declare a stock split or stock dividend in connection with the repurchase of shares of Class A Common Stock such that after giving effect to such repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of shares of Class A Common Stock as were outstanding prior to such repurchase and subsequent stock split or stock dividend, in each of case (A) and (B), without any corresponding Stock Adjustment to the other classes of Common Stock.

Liquidation or Dissolution

Upon our liquidation or dissolution, the holders of all classes of Common Stock are entitled to their respective par value, and the holders of Class A Common Stock will then be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of Class B Common Stock will not have any right to receive a distribution upon a liquidation or dissolution of the Company.

Redemption, Transferability and Exchange

Subject to the terms of our Charter, the members of LGM (other than our Company) may from time to time cause LGM to redeem any or all of their LGM Common Units in exchange for, at our election (subject to certain exceptions), either cash (based on the market price for a share of the Class A Common Stock) (the “Existing Equityholder Cash Out”) or shares of Class A Common Stock in an amount equal to the number of LGM Common Units being redeemed (the “Existing Equityholder Share Settlement”). At our election, such transaction may be effectuated via a direct exchange of Class A Common Stock or cash by our Company for the redeemed LGM Common Units (an “Existing Equityholder Direct Exchange”).

Our Charter provides that (a) if a holder of Class B Common Stock exercises either the Existing Equityholder Cash Out, or the Existing Equityholder Share Settlement or Existing Equityholder Direct Exchange, then the number of shares of Class B Common Stock held by such holder equal to the number of LGM Common Units so redeemed, cashed out or exchanged will automatically be cancelled by the Company for no consideration.

We may not issue Class B Common Stock such that after the issuance of Class B Common Stock the holder of such stock does not hold an identical number of LGM Common Units, as applicable, and shares of Class B Common Stock.

A holder of Class B Common Stock may transfer or assign shares of Class B Common Stock (or any legal or beneficial interest in such shares) (directly or indirectly, including by operation of law) only to a Permitted Transferee (as defined in the Operating Agreement) of such holder, and only if such holder also simultaneously transfers an equal number of such holder’s LGM Common Units to such Permitted Transferee in compliance with the Operating Agreement. Any purported transfer of shares of Class B Common Stock in violation of the preceding sentence shall be null and void and shall not be recognized by our Company, our Company’s transfer agent or the Secretary of our Company.

In the event that a share of Class A Common Stock is issued as a result of any redemption or Existing Equityholder Direct Exchange of a LGM Common Units outstanding as of the effective date of the Operating Agreement, a share of Class B Common Stock held by the holder of such LGM Common Units in its sole discretion will automatically and without further action on the part of our Company or the holder thereof be transferred to our Company for no consideration and thereupon we shall promptly take all necessary action to cause such share to be retired, and such share thereafter may not be reissued by us.

Other Provisions

None of the Class A Common Stock or Class B Common Stock has any pre-emptive or other subscription rights.

Preferred Stock

We are authorized to issue up to 25,000,000 shares of preferred stock. Our Board will be authorized, subject to limitations prescribed by Delaware law and our Charter, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. Our Board also will be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of Class A Common Stock and Class B Common Stock, which could have a negative impact on the market price of the Class A Common Stock.

Listing of Class A Common Stock

Our shares of Class A Common Stock are listed on NYSE American under the symbol “FLYX.” On December 19, 2025, the closing sale price per share of our Class A Common Stock was $3.13.

Transfer Agent

The transfer agent for our Class A Common Stock is Continental Stock Transfer & Trust Company. Each person investing in our Class A Common Stock held through The Depository Trust Company must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of our Class A Common Stock.

We have listed shares of our Class A Common Stock in registered form and such shares, through the transfer agent, will not be certificated. We have appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain our stockholders’ register on behalf of our Board of Directors and to act as transfer agent and registrar for our Class A Common Stock. Shares of our Class A Common Stock are traded on NYSE American in book- entry form.

SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time of (i) up to an aggregate of 83,102 shares of our Class A Common Stock issued in a private placement in October 2025, (ii) up to an aggregate of 432,099 shares of our Class A Common Stock issued in a private placement in October 2025, and (iii) up to an aggregate of 15,180 shares of our Class A Common Stock issued in a private placement in October 2025, set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Class A Common Stock other than through a public sale.

The following table sets forth, as of November 30, 2025, the names of the Selling Stockholders, and the aggregate number of shares of Class A Common Stock that the Selling Stockholders may offer pursuant to this prospectus.

Unless set forth in this section or under “Certain Relationships and Related Transactions, and Director Independence” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and any disclosure under a similar heading in the documents incorporated by reference in this prospectus, to our knowledge, none of the Selling Stockholders have, or within the past three years have had, any material relationship with us or with any of our predecessors or affiliates.

	Before the Offering		After the Offering
	Number of Shares of Class A Common Stock	Number of Shares of Class A Common Stock Being Offered	Number of Share of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Class B Common Stock		Combined Voting Power
Name of Selling Stockholder					Number	%
Phillip Anthony Lewis	83,102	83,102	—	—%	—	—%	—%
Volato Group, Inc.(1)	432,099	432,099	—	—%	—	—%	—%
Rocky Bransom	3,036	3,036	—	—%	—	—%	—%
Chad Johnson	3,036	3,036	—	—%	—	—%	—%
Mark Walton	3,036	3,036	—	—%	—	—%	—%
George Williams	3,036	3,036	—	—%	—	—%	—%
Bryan Tennison	3,036	3,036	—	—%	—	—%	—%

(1)
As disclosed in this prospectus in “The Company – Overview of the Business” the Company and Volato are party to the Volato Agreement, pursuant to which Volato engaged the Company as an independent contractor to provide certain aircraft management services and agreed that the Company would be the exclusive provider of such services to Volato. Under the terms of the Volato agreement, the Company manages flight operations, sales, and expenses of Volato’s fleet. On October 1, 2025, the Company and Volato entered into the Amendment, pursuant to which (i) Volato granted the Company the right to purchase from Volato certain aviation-related assets and assume certain obligations of Volato related to aviation-related assets and (ii) the Company granted Volato the right to sell to the Company certain aviation-related assets and assign certain obligations of Volato (the “Amended Agreement”). The 432,099 shares offered hereby by Volato and registered under the registration statement of which this prospectus is a part were issued by the Company to Volato as consideration for the Amendment, including the settlement of certain outstanding accounts between Volato and the Company and the grant by Volato to the Company of certain additional rights.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of Class A Common Stock.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares of Class A Common Stock registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares of Class A Common Stock in this offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

The Selling Stockholders, which, as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of their shares of Class A Common Stock on any stock exchange, market or trading facility on which shares of our Class A Common Stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of their shares of Class A Common Stock:

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•
one or more underwritten offerings;
•
block trades in which the broker-dealer will attempt to sell the shares of Class A Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•
purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•
an exchange distribution in accordance with the rules of the applicable exchange;
•
privately negotiated transactions;
•
distributions to their members, partners or shareholders;
•
short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•
in transactions otherwise than on such exchanges or services or in the over-the-counter market;
•
directly to one or more purchasers;
•
through agents;
•
broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares of Class A Common Stock at a stipulated price per share;
•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•
any other method permitted by applicable law; and
•
a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some shares of our Class A Common Stock owned by them and, if a Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Class A Common Stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling

Stockholders to include the pledgee, transferee or other successors in interest as the Selling Stockholders under this prospectus. The Selling Stockholders also may transfer shares of our Class A Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A Common Stock, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Class A Common Stock short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A Common Stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of shares of our Class A Common Stock offered by them will be the purchase price of such shares of our Class A Common Stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Class A Common Stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.

The Selling Stockholders also may in the future resell a portion of our Class A Common Stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A Common Stock may be underwriting discounts and commissions under the Securities Act. If any Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Class A Common Stock to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our Class A Common Stock offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A Common Stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A Common Stock than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock by bidding for or purchasing shares of Class A Common Stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A Common Stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We have agreed to maintain the effectiveness of this registration statement until all of the 432,099 shares of Class A Common Stock offered by Volato have been sold under this registration statement, Rule 144 under the Securities Act or another available exemption under the Securities Act. We have agreed to pay all expenses in connection with the registration of shares of our Class A Common Stock to be offered in this offering, including the legal expenses of the Selling Stockholders. The Selling Stockholders will pay, on a pro rata basis, any fees, discounts, selling commission and stock transfer taxes relating to their offer and sale of the Class A Common Shares hereunder.

Selling Stockholders may use this prospectus in connection with resales of shares of our Class A Common Stock. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of our Class A Common Stock and any material relationships between us and the Selling Stockholders. Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A Common Stock they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of shares of our Class A Common Stock.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

EXPERTS

The consolidated financial statements of flyExclusive, Inc. as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024 incorporated in this Prospectus by reference from the flyExclusive, Inc. Annual Report on Form 10-K for the year ended December 31, 2024 have been audited by Elliott Davis, PLLC, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the securities offered by this prospectus. This prospectus is part of that registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete, and reference is made to the actual documents for complete information. Copies of all or any part of the registration statement, including the documents incorporated therein by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find Additional Information.” The documents we are incorporating by reference into this prospectus are:

•
the description of our common stock contained in our Registration Statement on Form 8-A, filed on December 27, 2023;
•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC pursuant to Section 13 of the Exchange Act on March 24, 2025;
•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the SEC pursuant to Section 13 of the Exchange Act on May 13, 2025, August 13, 2025, and November 12, 2025 respectively;
•
our Current Reports on Form 8-K, filed with the SEC pursuant to Section 13 of the Exchange Act on February 19, March 11, May 6, July 28, July 30, September 15, October 7, and October 15, 2025; and
•
our definitive proxy statement on Schedule 14A for the annual meeting of stockholders to be held on December 30, 2025, filed with the SEC pursuant to Section 14 of the Exchange Act on December 2, 2025.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date any offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus, provided that that we are not incorporating by reference any information furnished to, but not filed with, the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in the registration statement and this prospectus, including exhibits to these documents. You should direct any requests for documents to flyExclusive, Inc., Attention: Secretary, 2860 Jetport Road, Kinston, North Carolina 28504, (252) 208-7715.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.